APPENDIX A

SSgA FUNDS MANAGEMENT, INC.

INVESTMENT SUB-ADVISORY AGREEMENT

WELLS FARGO MASTER TRUST

Master Trust Portfolios
Diversified Fixed Income Portfolio Diversified Stock Portfolio

Most recent annual approval by the Board of Trustees:  March 29, 2013

Appendix A amended:  June 1, 2013

APPENDIX B

SSgA FUNDS MANAGEMENT, INC.

WELLS FARGO MASTER TRUST

INVESTMENT SUB-ADVISORY AGREEMENT

FEE AGREEMENT

            This fee agreement is made as of the 27th day of May, 2005, and is amended as of the 1st day of June, 2013, by and between Wells Fargo Master Trust (the “Trust”), Wells Fargo Funds Management, LLC (the “Adviser”) and SSgA Funds Management, Inc. (the “Sub-Adviser”).

            WHEREAS, the parties have entered into an Investment Sub-Advisory Agreement (“Sub-Advisory Agreement”) whereby the Sub-Adviser provides management and other services to each series of the Trust listed in Appendix A to the Sub-Advisory Agreement (each a “Fund” and collectively the “Funds”); and

            WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid to the Sub-Adviser are to be as indicated on this Appendix B;

            NOW THEREFORE, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated and paid on a monthly basis by applying the annual rates indicated below to the Fund’s average daily net assets throughout the month:

Name of Fund	Breakpoints

Sub-Advisory Rate

Diversified Fixed Income Portfolio	First 500M Next 1.5B Next 2B Next 2B Over 6B	0.070% 0.055% 0.045% 0.035% 0.025%
Diversified Stock Portfolio	First 500M Next 1.5B Next 2B Next 2B Over 6B	0.070% 0.055% 0.045% 0.035% 0.025%

            If the Sub-Adviser shall provide management and other services for less than the whole of a month, the foregoing compensation shall be prorated based on the number of days in the month that such Sub-Adviser provided management and other services to the Funds.

The foregoing fee schedule is agreed to as of June 1, 2013 and shall remain in effect until changed in writing by the parties.

                                                              WELLS FARGO MASTER TRUST

                                                              on behalf of the Funds

                                                               By:

                                                                        C. David Messman

                                                                       Secretary

                                                               WELLS FARGO FUNDS MANAGEMENT, LLC

                                                               By:

                                                                       Andrew Owen

                                                                       Executive Vice President

SSgA FUNDS MANAGEMENT, INC.

                                                               By:

                                                                       Name:

                                                                       Title: